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                                                                      EXHIBIT 11

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                                          PREMIER INDUSTRIAL CORPORATION AND SUBSIDIARIES

                                               Computation of Net Earnings Per Share

Per share amounts are based on the average number of shares (after giving effect to the stock conversion in November, 1988 and 3-for-2 stock splits in December 1989 and 1992) determined as follows:

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                                                                   Years Ended May 31,
                                         --------------------------------------------------------------------------
                                           1994           1993            1992             1991             1990
                                         -----------     ----------      ----------      -----------  -------------
Primary:
  Weighted average number of
  common shares outstanding
  during the year.                       85,696,029      86,449,309      86,212,221      86,059,455      86,717,408

Common Stock equivalents:
  Incremental shares, as
  determined under the treasury
  stock method, upon the assumed
  exercise of options out-
  standing during the year using
  the average market price.                 299,440         418,756         357,128         353,429         430,851
                                        -----------      ----------      ----------      ----------      ----------

      Shares for primary                 85,995,469      86,868,065      86,569,349      86,412,884      87,148,259
                                        ===========      ==========      ==========      ==========      ==========

Net earnings                            $94,246,000      88,224,000      78,835,000      74,718,000      74,715,000
                                        ===========      ==========      ==========      ==========      ==========

Net earnings per share                  $      1.10            1.02             .91             .86             .86
                                        ===========      ==========      ==========      ==========      ==========

Fully diluted:

  Weighted average number of
  common shares outstanding
  during the year                        85,696,029      86,449,309      86,212,221      86,059,455      86,717,408

Common stock equivalents:
  Incremental shares, as
  determined under the
  treasury stock method,
  upon the assumed exercise
  of options outstanding during
  the year using the year-end
  market price if higher
  than the average market price             305,791         453,629         405,267         402,327         455,859
                                        -----------      ----------      ----------      -------------    ---------

    Shares for fully diluted             86,001,820      86,902,938      86,617,488      86,461,782      87,173,267
                                        ===========      ==========      ==========      ==========      ==========

Net earnings                            $94,246,000      88,224,000      78,835,000      74,718,000      74,715,000
                                        ===========      ==========      ==========      ==========      ==========

Net earnings per share                  $      1.10            1.02             .91             .86             .86
                                        ===========      ==========      ==========      ==========      ==========
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